CERTIFICATE OF INCORPORATION
OF
GC GLOBAL HOLDINGS, INC.
     The undersigned, in order to form a corporation under and pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:
     FIRST: The name of the Corporation is GC Global Holdings, Inc.
     SECOND: The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware, 19808. The name of its registered agent at such address is Corporation Service Company.
     THIRD: The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware and to possess and exercise all of the powers and privileges granted by such law and any other law of Delaware.
     FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is One Hundred (100) shares of Common Stock having a par value of $.01 per share.
     FIFTH: The name and mailing address of the Incorporator are as follows:

Name	Address

David W. Hills, Esquire	4 Tesseneer Drive
Highland Heights, KY 41076
     SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized and empowered to make, alter or repeal the bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any bylaw made by the board of directors.
     SEVENTH: The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.
     EIGHTH: The election of directors need not be by written ballot, unless the bylaws of the Corporation shall so provide.

     NINTH: To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this Article shall not eliminate or limit the liability of a director for (i) any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.
     IN WITNESS WHEREOF, the undersigned has caused this Certificate of Incorporation to be executed this 15th day of October, 2007.

/s/ David W. Hills
David W. Hills, Esquire, Incorporator